Exhibit 99.1

On July 22, 2010, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (NASDAQ: UBOH–news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $634 million announced today operating results for the quarter and six month period ended June 30, 2010 and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on August 31, 2010, payable on September 15, 2010.

For the quarter ended June 30, 2010, the Corporation reported net income of $307,000, or $0.09 basic earnings per share.  This compares to second quarter 2009 net income of $1,335,000, or $0.39 basic earnings per share.  Compared with the same period in 2009, second quarter 2010 net income decreased $1,028,000 (77.0%) primarily due to an increase in the provision for loan losses of $625,000, a decrease in non-interest income of $1,147,000 and an increase in non-interest expenses of $59,000 offset by increases in net interest income of $265,000 and a $538,000 decrease in the provision for income taxes.  The significant decrease in non-interest income was attributable to a $436,000 decrease in gain on sale of loans, a $124,000 decrease in gain on sale of securities, and $590,000 impact of the change in fair value of mortgage servicing rights.

Net income for the six-months ended June 30, 2010, totaled $1,330,000, or $0.39 basic earnings per share compared to $2,767,000, or $0.80 basic earnings per share for the same period in 2009.  Compared with the same period in 2009, net income decreased $1,437,000 or 51.9%.  The decrease for the six month period ended June 30, 2010, as compared to the six month period ended June 30, 2009, was primarily the result of an increase in the provision for loan losses of $825,000, a decrease in non-interest income of $1,399,000 and an increase in non-interest expenses of $408,000 offset by an increase in net interest income of $448,000, and a $748,000 decrease in the provision for income taxes.  The significant decrease in non-interest income was attributable to a $983,000 decrease in gain on sale of loans, a $129,000 decrease in gain on sale of securities, and $566,000 impact of the change in fair value of mortgage servicing rights.

A $1,800,000 provision for loan losses was made for the second quarter of 2010 compared to a $1,175,000 provision for the same period in 2009.  A $2,600,000 provision for loan losses was made for the six month period ended June 30, 2010 compared to a $1,775,000 provision for the same period in 2009.  The increase in the provision for loan losses for the six months ended June 30, 2010, as compared to June 30, 2009, is attributable to a $382,000 increase in specific reserves for impaired loans, a $10.7 million increase in the level of non-impaired classified loans, and an increase in loss rates applied to both non-impaired watch list credits and non-watch list credits.

For the quarter ended June 30, 2010, non-interest income was $440,000, compared to $1,587,000 for the second quarter of 2009, a $1,146,000 (72.3%) decrease.  For the six month period ended June 30, 2010, non-interest income was $1,171,000 compared to $2,570,000 for the same period in 2009, a $1,399,000 (54.4%) decrease.  The decrease in non-interest income is primarily attributable to a decrease in the gain on sales of loans, which resulted from a significant decrease in loan sales activity in 2010 as compared to 2009.

For the quarter ended June 30, 2010, non-interest expenses were $3,932,000, compared to $3,873,000 for the second quarter of 2009, a $59,000 (1.5%) increase.  For the six-month period ended June 30, 2010, non-interest expenses totaled $7,856,000, compared to $7,448,000 for the comparable period of 2009, an increase of $408,000 (5.5%).

Total assets amounted to $633.6 million at June 30, 2010, compared to $616.4 million at December 31, 2009, an increase of $17.2 million, or 2.8%.  The increase in total assets was primarily the result of increases in total cash and cash equivalents of $20.6 million (75.3%), and available-for-sale securities of $8.7 million (6.3%), offset by a decrease of $11.6 million (2.8%) in gross loans.  Deposits during this same period increased $29.8 million (6.3%) and other borrowings, consisting of Federal Home Loan Bank (FHLB) borrowings, securities sold under agreements to repurchase, and customer repurchase agreements, decreased $12.2 million (15.7%).

Shareholders’ equity increased from $54.3 million at December 31, 2009 to $55.4 million at June 30, 2010. This increase was the result of net income ($1,330,000), the issuance of 783 treasury shares under the Corporation’s Employee Stock Purchase Plan ($12,000), and an $811,000 increase in unrealized securities gains, net of tax, offset by the payment of dividends ($1,033,000).  The increase in unrealized securities gains during the six month period ended June 30, 2010, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to United Bancshares, Inc.’s 2009 Annual Report on Form 10-K.